Exhibit 10.1

REVISED

April 11,2011

Gabriel Dalporto

Dear Gabe,

It is with great pleasure that I extend to you an offer of employment for the position of Senior Vice President, Interactive Marketing, with Tree.com, Inc. (“Company”), located in Charlotte, NC.

You will report directly to Doug Lebda, Chairman and CEO, and you will work remotely with periodic travel to the Company’s Corporate office in Charlotte, North Carolina. You will begin work on April 18, 2010 at 9:00A.M. Highlights of your offer of employment are outlined below:

Base Pay: You will be paid on an exempt basis at a bi-weekly rate of $11,538.46 ($300,000 annualized).

Sign-on Bonus: You will receive a sign-on bonus in the amount of $75,000, payable in three equal installments.  Dates of payments will be: July 2011, October 2011and January 2012. In the event you voluntarily leave the Company less than one (1) year from your date of hire, you agree to reimburse the Company for the amount of this sign-on bonus on a prorated basis, based on the length of time actually worked.  Please note that all applicable deductions will be made from bonus checks, such as 401k contributions (if any), Federal and State taxes, etc. You will be asked to sign a promissory note to this effect upon commencement of employment.

Annual Bonus: Beginning in 2012,you will be eligible to receive an annual incentive bonus with a target of 45% of your W-2 salary. Payouts are discretionary but are based on Company, department and individual performance.  Bonuses may not be awarded each year. Please note that all applicable deductions will be made from bonus checks (401k contributions (if any), Federal and State taxes, etc.).

Equity:  Subject to the approval of the Compensation Committee  of the Board of Directors of Tree.com, Inc., you will be eligible to receive an award of Restricted Stock Units (RSUs) valued at $200,000 under the Second Amended and Restated Tree.com, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”). If your award is approved by the Compensation Committee, you will receive an award notice providing the details of your grant, including the Terms and Conditions, and an account will be established for you at Smith Barney, the Plan administrator. On the Smith Barney website, you can find detailed information on your award, as well as the Terms and Conditions and the Plan. Your grant will be governed by the award notice, the Terms and Conditions and the Plan. Please review all of this documentation carefully for a more complete description of your grant, and note that you will be required to acknowledge and accept the Terms and Conditions. Your failure to do so may result in the nullification of your award.

Additional Employment Terms: Should your employment be terminated for reasons other than cause or poor performance in the 12 months following your date of hire, the company will pay you severance of six (6) months base pay (once you sign the legal release that would be provided to you around the time of termination). This severance would be paid on regularly scheduled pay dates and would be discontinued at the point you find other employment.

Benefits:  You will be eligible to participate  in the Company’s benefits plans, including medical, dental, vision, group life insurance, disability and other benefits, effective the 31” day of your employment.

Paid Time Off:  You will accrue Paid Time Off (PTO) benefits at the rate of three (3) weeks per year during your first five (5) years of service. Upon completion of your fifth  (5’h) year, you will begin to accrue PTO at the rate of four (4) weeks per year, and you will accrue five (5) weeks’ PTO after 11years. PTO is to be used for vacation, sick and other personal time off needs. You must obtain your manager’s approval in advance of taking PTO or other time off.

Retirement: You will be eligible to participate in the Company’s Retirement Savings Plan (a 401(k) plan) on your date of hire.  The Company will match fifty  percent (50%) of the first six percent (6%) of pre-tax contributions you make. The Company’s contribution vests 100 percent (100%) three (3) years from your date of hire. You may contribute between one percent (1%) and 50 percent (50%} of pay on a pre-tax basis and between one percent (1%) and 10 percent (10%) on an after-tax basis. As a convenience, approximately 90 days after your date of hire, you will be automatically enrolled in the Plan with a pre-tax deferral rate of three percent (3%} of your eligible earnings, contributed via payroll deductions. You may opt out at any time, even before the first deduction is taken, by contacting the Company’s Benefits Department.

The Company reserves the right to modify its compensation and benefits programs at any time.

The Company is an at-will employer, and it reserves the right to change the terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work.  Neither this offer letter nor any other written or verbal communications are intended to create a contract of employment or a promise of long-term employment.  All employment with the Company is at will.

This offer of employment is contingent upon:

•                  Full compliance with the Immigration Reform and Control Act of 1986 (19) which requires new employees to provide documentation/identification to establish both identity and work authorization within 3 days of their hire.

•                  Successful completion of criminal background check, credit check, references, employment/ education verifications.

•                  Your acknowledgement that your services to the Company consist of senior managerial duties, with an intimate knowledge of and day-to-day dealings with the Company’s customers, distributors, suppliers and the key employees of the Company, as well as an intimate knowledge of the plans and strategies of the Company for present and future businesses and extensions thereof are of an exceptional character, which gives them a unique value to the Company. Therefore you agree that you will not, while employed by the Company and for one (1) year thereafter, provide services or otherwise work for (as an employee, consultant or independent contractor)  a Competitor of the Company. For the purposes of this restriction, “Competitor” shall mean the following entities:  Experian/LMB, Adchemy, Zillow, LeadPoint, NexTag, Freedom Financial Network/Bills.com and QuinStreet. You shall also not own* greater than five percent (5%) of shares in a publicly traded company or entity that competes with the Company.

*Ownership of less than five percent (5%) of shares in a publicly traded company does not violate this provision.

•                  Your agreement that you will not, while employed by the Company and for one (1) year thereafter:

a.              Solicit customers with whom you have direct business dealing with as part of your work for the Company to be customers of services that are competitive with the services of the Company.

b.              Attempt  to persuade other Company employees who you supervise or have direct contact with to leave the Company.

The above restrictions are intended to protect important legitimate business interests of the Company and are not meant to prevent you from obtaining future work or earning a living. You understand that if you do not adhere to these restrictions, the Company will have the right to seek enforcement and remedy.

If you choose to accept this offer of employment pursuant to the terms set forth above, please sign below and fax a copy to Talent Acquisition at 949-932-9204.  Return the original, signed letter to Talent Acquisition on or before your first day of employment.

We are excited to have you as a member of our team and know you will find your new role challenging and rewarding.

Sincerely,

/s/ Claudette Hampton

Claudette Hampton
Senior Vice President, Human Resources

Agreed and accepted:

/s/ Gabriel Dalporto	April 20, 2011
Gabriel Dalporto	Date

Mr. Dalporto’s base pay was increased from $300,000 per year to $350,000 per year effective on February 12, 2013.